SIMON
                                 PROPERTY
                                  GROUP

     CONTACTS:

     Shelly Doran 317.685.7330    Investors
     Billie Scott 317.263.7148    Media

     FOR IMMEDIATE RELEASE

         SIMON PROPERTY GROUP SHAREHOLDERS APPROVE MERGER WITH DeBARTOLO
                            REALTY CORPORATION

     Indianapolis, Indiana - August 7, 1996...Simon Property Group, Inc. (NYSE:SPG) announces that its shareholders have approved the merger agreement with DeBartolo Realty Corporation (NYSE:EJD) by 81.2%, or 50.6 million, of the 62,369,748 shares entitled to vote.

     Approval of the merger required approval by a majority of the shareholders of SPG. Concurrent with approval of the merger, SPG shareholders also approved certain amendments to its Articles of Incorporation, among other things, to increase the size of its Board of Directors from nine to thirteen and to authorize a new Class C stock. These amendments required the approval of 80% or more of its outstanding shares, which was obtained.

     Separately, at a special shareholders' meeting yesterday, the shareholders of EJD approved the merger with more than 83% of the shares voting in favor.

     The merger is expected to be completed on Friday, August 9, 1996. A special dividend of $0.1515 per share of SPG common stock will be paid to holders of record on Thursday, August 8, 1996.

     Simon Property Group owns, develops, manages, leases, expands and acquires regional malls, comity shopping centers and specialty and mixed-use properties throughout the United States. It currently owns or has an interest in 123 properties which consist of existing regional malls, community shopping centers and specialty and mixed-use properties containing an aggregate of 63 million square feet of gross leasable area in 29 states, of which approximately 37.7 million square feet is Company-owned. Simon Property Group, together with its affiliated management company, currently manages approximately 76 million square feet of gross leasable area in retail and mixed-use properties. On
     July 31, 1996, SPG opened Cottonwood Mall, a one million square foot super-regional mall in Albuquerque, New Mexico. In March of 1996,
     Simon Property Group and DeBartolo Realty Corporation announced a plan to merge the two companies.

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